Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rigetti Computing, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Rigetti Computing, Inc. 2022 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other(2)	18,332,215(7)(8)	$6.83(2)	$125,209,028.45	$0.0000927	$11,606.88(14)

Equity	Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(3)	3,055,370(9)(10)	$5.81(3)	$17,751,699.70	$0.0000927	$1,645.59(14)

Equity	Rigetti & Co, Inc. 2013 Equity Incentive Plan Common Stock, $0.0001 par value per share (options)	Other(4)	9,866,013(11)	$0.37(4)	$3,650,424.81	$0.0000927	$338.40(14)

Equity	Rigetti & Co, Inc. 2013 Equity Incentive Plan Common Stock, $0.0001 par value per share (RSUs)	Other(5)	8,501,683(12)	$6.83(5)	$58,066,494.89	$0.0000927	$5,382.77(14)

Equity	QxBranch, Inc. 2018 Equity Compensation Plan Common Stock, $0.0001 par value per share (options)	Other(6)	2,053(13)	$0.28(6)	$574.84	$0.0000927	$0.06(14)

Total Offering Amounts							$18,973.70

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$18,973.70

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”), of the Registrant which become issuable under the Rigetti Computing, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), the Rigetti & Co, Inc. 2013 Equity Incentive Plan, as amended (the “2013 Plan”), the QxBranch, Inc. 2018 Equity Incentive Plan (the “QxBranch Plan”) and under the Rigetti Computing, Inc. 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on June 8, 2022, which date is within five business days prior to the filing of this Registration Statement.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on June 8, 2022, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2022 ESPP.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise prices of stock option awards outstanding under the 2013 Plan as of the date of this Registration Statement.

(5)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on June 8, 2022, which date is within five business days prior to the filing of this Registration Statement.

(6)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise prices of stock option awards outstanding under the the QxBranch Plan as of the date of this Registration Statement.

(7)

Represents 18,332,215 shares of Common Stock reserved for issuance pursuant to future awards under the 2022 Plan. To the extent that any awards outstanding under the 2022 Plan are forfeited, are cancelled, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Common Stock under the 2022 Plan.

(8)

The number of shares reserved for issuance under the 2022 Plan will automatically increase on January 1st of each year for a period of nine years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to 5% of the common stock of all classes outstanding on December 31 of the preceding year; provided, however, that the board of directors of the Registrant (the “Board”) may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(9)	Represents 3,055,370 shares of Common Stock reserved for future issuances under the 2022 ESPP.
(10)

The number of shares reserved for issuance under the 2022 ESPP will automatically increase on January 1st of each year for a period of nine years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) 1% of the total number of shares of capital stock outstanding on a fully diluted basis on December 31st of the preceding calendar year, and (ii) 3,055,370 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. This explanation is provided for informational purposes only. The issuance of such shares is not being registered on this Registration Statement.

(11)

Represents 9,866,013 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2013 Plan, as assumed by the Registrant on March 2, 2022 pursuant to the the Agreement and Plan of Merger dated as of October 6, 2021, as amended on December 23, 2021, and as further amended on January 10, 2022 (as amended, the “Merger Agreement”), by and among Supernova Partners Acquisition Company II, Ltd., the predecessor Registrant (“Supernova”), Supernova Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Supernova, Supernova Romeo Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Supernova, and Rigetti Holdings, Inc., a Delaware corporation.

(12)

Represents 8,501,683 shares of Common Stock underlying restricted stock unit awards previously granted and outstanding under the 2013 Plan, as assumed by the Registrant on March 2, 2022 pursuant to the Merger Agreement.

(13)

Represents 2,053 shares of Common Stock underlying stock option awards previously granted and outstanding under the QxBranch Plan, as assumed by the Registrant on March 2, 2022 pursuant to the Merger Agreement.

(14)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0000927.